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                                                                    Exhibit 99.1


Date:  December 10, 1997

Contact:  Susan Geanuleas, True North Communications:   312/425-6570
          Ed Orgon, The Torrenzano Group:  212/681-1700 ext. 102
          Joele Frank, The Abernathy/MacGregor Group:  212/371-5999

FOR IMMEDIATE RELEASE


                   TRUE NORTH PROCEEDS WITH BJKE TRANSACTION
                       PUBLICIS ENJOINED FROM INTERFERING


CHICAGO -- True North Communications Inc. (NYSE: TNO) today re-emphasized its intention to seek shareholder approval of its proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt, Inc. (BJKE). The statement, in a letter to shareholders, followed a ruling by the U.S. District Court on Tuesday, whereby an injunction was issued against Publicis Communication and its Chairman, Maurice Levy, ordering them to immediately cease their actions intended to disrupt the True North shareholder vote with respect to the BJKE merger into True North.

The order, issued by Judge Joan Gottschall of the United States District Court for the Northern District of Illinois, enjoins Publicis Communication, Publicis S.A., Maurice Levy, and their respective officers, agents and employees from proceeding with any tender offers or soliciting or attempting to influence True North shareholder votes with respect to the BJKE transaction.

True North's proposed transaction (announced July 30, 1997) would merge all BJKE operations with True North to form the world's sixth largest advertising holding company with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion, is to be voted on at the special meeting of stockholders scheduled for December 30, in Chicago. Proxy cards were mailed to shareholders on December 1, following the SEC clearance process.

In a letter to all True North shareholders issued today (attached), Bruce Mason, Chairman and CEO, expressed True North's reaction to the court ruling, emphasized its commitment to proceed with the proposed BJKE transaction, and summarized the True North Board of Directors' decision regarding Publicis' now enjoined acquisition proposal (which included a conditional, partial tender offer). This letter is accompanied by a supplement to True North's proxy statement to shareholders detailing the court order and other recent events.
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True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

This news release includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. The Company cautions that future results are subject to, and should be considered in light of, risks, uncertainties and other factors that may affect future results.


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                       (Letters to Stockholders follows)


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LOGO

                                                              December 10, 1997

Dear Stockholder:

  Your Board of Directors and management wish to report to you on some recent events relating to your company's proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt ("BJKE").

  PUBLICIS ENJOINED. On December 10, 1997, the U.S. District Court for the Northern District of Illinois ruled in favor of True North's claim that the May 1997 "divorce" agreements between True North and Publicis Communication prohibit certain actions that Publicis has taken in recent weeks. Accordingly, the Court preliminarily enjoined Publicis Communication, Publicis S.A., Maurice Levy and their respective officers, agents and employees from proceeding with any tender offer for the company or soliciting or attempting to influence stockholder votes with respect to the BJKE merger. The details of this order, the events leading up to its entry by the Court and other matters are described in the enclosed Supplement No. 2 dated December 10, 1997 to the Joint Proxy Statement/Prospectus dated November 26, 1997, as previously supplemented.

  Certainly we are gratified that the Court upheld our point of view regarding Publicis' actions. In all candor, we viewed our settlement agreements with Publicis last May as a final divorce. Apparently Publicis was less convinced the divorce should be final. After a decade of acrimony between our two companies from our previous alliance, it is unfortunate the discord resurfaced in recent weeks.

  Of more significance, the recent headlines have diverted attention from the very positive aspects of our proposed combination with BJKE.

  BJKE TRANSACTION. Let me emphasize the reasons True North management and the Board of Directors recommend the BJKE transaction for its significant strategic and financial benefits to our company.

  We fully anticipate that the combination will be immediately accretive to our earnings for 1998, and we believe BJKE's proven financial position and momentum will strengthen our combined value. BJKE has been the fastest growing major advertising company in the industry over the past three years, in terms of both revenues and profits. The Bozell Worldwide advertising network is impressively servicing world-class clients, including Chrysler, Merrill Lynch and Bristol Myers-Squibb, in over 50 countries, and expanding rapidly. Temerlin/McClain, another respected BJKE operation, is the largest advertising agency in the Southwest U.S., with its own blue chip client roster, including American Airlines, J.C. Penney and GTE. The broad portfolio of other BJKE companies adds substantial depth and financial strength to our diversified companies and technology companies.

  Foote, Cone & Belding ("FCB"), with operations in 69 countries, has been experiencing tremendous momentum globally--especially as we have been able to establish our own significant resources in Europe this year with the Wilkins acquisition and our taking control of five European offices in the separation from Publicis. As a result, we now have majority ownership and control over FCB's entire, expansive international network. Additionally, we have clearly established a leadership position in interactive technology services with TN Technologies and the important addition of Modem Media. (The addition of Poppe Tyson from BJKE arguably would put us in the position of clear global leadership.) Our existing diversified marketing services companies
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have reported significant revenue and profit growth over the past two years. TN
Media, combined with BJKE Media, would make us the largest buyer of spot television and the third largest buyer of network TV in the U.S.

  After meeting regularly with BJKE management in recent months to further consider the strategic and financial synergies of the True North-BJKE combination, we are more convinced than ever of the strength of our proposed transaction.

  THE NOW-ENJOINED PUBLICIS PROPOSAL. The True North Board was fully united (with Ali Wambold, the Publicis designee, recusing himself) in its determination to oppose Publicis' proposal of December 4. Even though an injunction has been entered prohibiting Publicis from pursuing that proposal, we wanted to share with you the reasons for the Board's opposition. After careful consideration in two separate meetings, with the benefit of financial and legal advice--

  . The Board believed that the BJKE deal will yield more in value than the Publicis offer would have, and the acquisition of BJKE allows us to realize our long-standing strategic vision for a multi-brand architecture.

  . The Board believed that a proper takeover premium for True North, even without BJKE, would yield more than $28. (This is supported by a written "inadequacy opinion" from our financial advisor, Morgan Stanley, to that effect.)

  . The Board believed that the offer Publicis attempted was best understood as a conditional, partial offer for up to 38% of True North's stock followed by an indefinitely valued second step transaction in which no additional consideration would flow directly to our shareholders. Even before completion of the second step, True North's public shareholders would have become minority holders of a Publicis subsidiary. The Board believed the "blended value" of these two steps would likely be less than $28.

  . As fiduciaries, the Board had grave concerns about delivering control of your company to Publicis.

  IN CONCLUSION. The enclosed Supplement No. 2 describes in more detail the litigation and the Board's decision to reject the Publicis offer. We urge you to read it carefully.

  THE SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE BJKE MERGER WILL BE HELD ON DECEMBER 30, 1997, AND ALL STOCKHOLDERS ARE ENCOURAGED TO MAKE SURE THEIR SHARES ARE REPRESENTED AT THIS IMPORTANT MEETING BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

  Your Board of Directors and I greatly appreciate your continued interest and support.

                                          Sincerely,

                                          Signature
                                          Bruce Mason
                                          Chairman of the Board and
                                           Chief Executive Officer


  If any of your shares are held in the name of a brokerage firm or bank, only it can vote your shares and only upon receipt of your specific instructions. Accordingly please sign, date and mail your proxy using the envelope provided by your broker or bank.

  If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting your Company in this matter, toll-free at 1-800-549-6650.

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